E-LOAN, Inc. Reports First Quarter Results for 2005

Q1 2005 Total Revenue of $38 Million and EPS of $0.03 Per Share;
Q1 2005 Total Revenue Up 25% and Home Equity Revenue Up 16% from Q1 2004;
Results Include $2.65 million Benefit from Auto Loan Sale Transaction;
Reaffirms 2005 Financial Guidance;
Cash Balance Increases to $65 million;
Promotes Head of Capital Markets to CFO

        Pleasanton, Calif. – May 10, 2005 – E-LOAN, Inc. (Nasdaq: EELN), an online consumer direct lender, today reported results for the first quarter ended March 31, 2005.

Overview of Results

o	Net income for the first quarter of 2005 was $2.2 million or $0.03 per share on 68 million diluted shares.

o	Total revenue of $38 million, up 25% from Q1 2004.

o	Diversified revenue - comprising total revenue, excluding prime refinance mortgage - was $27 million, up 25% from Q1 2004, which accounted for 70% of E-LOAN's total revenue in Q1 2005.

o	Home Equity revenue was $11.6 million, up 16% from Q1 2004. Home equity sold loan volume and revenue per loan increased 11% and 21%, respectively, in the quarter compared to Q1 2004.

o	Diversified mortgage revenue - comprising purchase and non-prime mortgage - was $8 million, up 5% from the first quarter of 2004. Diversified mortgage sold loan volume decreased 4% in the quarter compared to Q1 2004, offset by a 16% increase in revenue per loan compared to Q1 2004.

o	Auto revenue was $5.5 million, including a $2.65 million benefit from the QSPE auto loan sale, up from $3.1 million auto revenue in Q1 2004. In March 2005, a major financial institution purchased substantially all of the auto loans held by E-LOAN Auto Fund One, LLC, a Qualified Special Purpose Entity (QSPE) of E-LOAN, Inc. The purchase resulted in a $2.65 million increase in the fair value of E-LOAN, Inc.'s retained interest in the purchased auto loans, which is included as a component of auto revenue.

o	Refinance mortgage revenue was $11.4 million, up 27% from Q1 2004. Refinance mortgage sold loan volume and revenue per loan increased 16% and 18%, respectively, in the quarter compared to Q1 2004.

o	Direct margin - defined as revenue minus variable and fixed operations expense - was $20.8 million, up 33% from Q1 2004.

o	Marketing expense totaled $13.4 million, up 20% from Q1 2004.

o	Cash balance increases to $65 million, which is the highest level since our IPO in June 1999.

          “A significant accomplishment in the first quarter of 2005 was the development of our Radically SimpleSM branding and advertising campaign, which launched last week,” said Chris Larsen, Chairman and Founder of E-LOAN. “The vision of this company has always rested on a foundation of pro consumer values and the core belief that, in addition to getting good rates, consumers have the right to be treated with respect and to be confident that their lender is fair and honest. With the launch of this campaign, we believe that for the first time our advertising strongly conveys these values and clearly differentiates E-LOAN from the competition. We are confident that this Radically SimpleSM marketing initiative will do great things for our brand and our business.”

To view a sample of the Radically SimpleSM television commercials, click here: www.eloan.com/tv

Executive Changes

          E-LOAN today announced that it has promoted its Head of Capital Markets, Darren Nelson, to Chief Financial Officer. The former Chief Financial Officer of E-LOAN, Matt Roberts, will remain an employee of the company until the transition has been completed.

         “Having successfully completed our first annual Sarbanes-Oxley 404 process and with the confidence that E-LOAN’s management team and business operations are poised for continued success, after a six year tenure I felt the time was right to pursue my next professional growth opportunity and join an early stage, private company in a different industry,” said Matt Roberts, former Chief Financial Officer of E-LOAN. “I look forward to working with Darren to ensure a seamless transition.”

          Darren Nelson has more than a decade of financial services, capital markets and accounting leadership experience. Prior to joining E-LOAN to head up its capital markets group in March 2004, Nelson held a series of executive positions at Greenpoint Mortgage Funding, Inc. During his five-year tenure with Greenpoint, he served as the company’s Vice President of Affiliated Business Relationships, Vice President of Finance, and Vice President — Assistant Controller. In these capacities, his responsibilities included credit facility management and negotiations, secondary marketing activities, budget process and profit and loss plan management, financial reporting and preparation of quarterly and annual financial statements, and coordination of external auditing activities.

          Nelson also served as Vice President of Finance and Secondary Marketing at Provident Funding Associates, L.P. where he oversaw loan sales and hedging activities. Before Provident, he served as the Assistant Vice President and Assistant Controller for Bank of the Northwest where he was responsible for accounting functions for the commercial bank and analysis relating to interest rate risk management, funding strategies and acquisition opportunities. Prior to Bank of the Northwest, Nelson served as a Senior Accountant at U.S. Bancorp and as a Senior Associate at Coopers & Lybrand in the financial services group.

          Darren Nelson holds a Bachelor of Science degree in Economics with an emphasis in Accounting from the University of California, Santa Barbara. Nelson is a Certified Public Accountant, a member of AICPA, and a Chartered Financial Analyst.

          “Darren has done an exceptional job leading our capital markets efforts over the past year,” said Mark Lefanowicz, E-LOAN’s Chief Executive Officer and President. “I am confident that his prior financial leadership experience coupled with his deep capital markets knowledge is just the right combination to support E-LOAN’s continued success.”

Financial Guidance

          “We’re pleased to reaffirm guidance for fiscal year 2005,” said Mark Lefanowicz, E-LOAN’s Chief Executive Officer and President. “We expect total 2005 revenues of approximately $165 million — representing a 22 percent improvement over 2004 results. In 2005, we anticipate that diversified revenue will grow to approximately $122 million, comprising 74 percent of total revenue, and representing a 25 percent increase over our 2004 diversified revenue. We expect 2005 pre-tax EPS of approximately $0.13 per share compared to EPS of $0.01 per share in 2004"

Key assumptions in the forecast for 2005 are as follows:

o	10-year Treasury rates of 4.0 to 5.0 % for the remainder of the year.

o	E-LOAN total 2005 sold loan volume of approximately $5.8 billion.

o	Marketing spend of approximately $58 million.

o	Combined technology and G&A expense of $20 million.

o	Average diluted shares outstanding of 68 million.

Operating and Financial Tables

Revenues

E-LOAN’s revenues are primarily from the gain on sale of first mortgage, home equity and auto loans that we originate, fund and then sell. We also earn interest income on mortgage and home equity loans from the time of funding through the time of sale.

Components of Revenue ($ in thousands)	Q1 2005		Q4 2004		Q1 2004
	$ Total	% of Revenue	$ Total	% of Revenue	$ Total	% of Revenue
Refi Mortgage	$9,896	26%	$9,495	26%	$8,458	28%
Interest Income on Refi Mortgage	1,546	4%	1,464	4%	582	2%
Diversified Mortgage (1)	6,890	18%	7,438	21%	7,050	23%
Interest Income on Diversified	1,190	3%	1,423	4%	677	2%
Mortgage
Home Equity	10,247	27%	10,709	30%	9,555	31%
Interest Income on Home Equity	1,389	4%	1,586	4%	480	2%
Auto (2)	5,494	14%	2,513	7%	3,062	10%
Closing Services (3)	1,438	4%	1,065	3%	451	1%
Other (4)	294	1%	272	1%	316	1%

Total Revenue	$38,385	100%	$35,966	100%	$30,631	100%
Total Diversified Revenue (5)	$26,943	70%	$25,006	70%	$21,592	71%

(1)     Diversified Mortgage comprises purchase and non-prime mortgage loans.

(2)     Auto Revenues include interest income from the retained interest asset. Q1 2005 includes a $2.65 million benefit from the QSPE auto loan sale.

(3)     Closing Services Revenues are from Escrow Closing Services, Inc., a wholly-owned subsidiary, which provides mortgage closing and appraisal services.

(4)     Other Revenue comes from credit monitoring services and credit card, personal loan and student loan referrals.

(5)     Diversified Revenue is comprised of total revenues excluding prime refinance mortgage and its related interest income.

Loan Volume

The following table provides a comparison of unit and volume statistics:

	Q1 2005		Q4 2004		Q1 2004
	$ Millions	Loans	$ Millions	Loans	$ Millions	Loans
Sold Loans

Refinance Mortgage	$475	2,031	$447	2,037	$410	1,887
Diversified Mortgage	335	1,711	354	1,931	347	1,899
Home Equity	336	6,274	321	6,309	302	6,534
Auto	129	8,145	144	8,729	154	8,781

Total Sold Loans	$1,274	18,161	$1,266	19,006	$1,213	19,101
Closed Loans
Refinance Mortgage	$476	2,034	$440	2,002	$440	2,007
Diversified Mortgage	341	1,745	342	1,845	353	1,923
Home Equity	337	6,286	313	6,163	299	6,452
Auto	128	8,145	143	8,655	154	8,813

Total Closed Loans	$1,282	18,210	$1,237	18,665	$1,246	19,195

Direct Margin

Direct margin is defined as revenue minus variable and fixed operations expense. The following table provides detail of direct margin classified by revenue-related categories, both in dollars and expressed as a percentage of its related revenue.

Direct Margins ($ in thousands)	Q1 2005		Q4 2004		Q1 2004
	$ Total	% of Revenue	$ Total	% of Revenue	$ Total	% of Revenue

Mortgage	$9,860	59%	$10,226	60%	$8,860	57%
Mortgage Interest Margin	925	34%	1,114	39%	657	52%
Home Equity	5,274	51%	5,283	49%	4,485	47%
Home Equity Interest Margin	604	43%	727	46%	197	41%
Auto	3,494	64%	640	25%	1,228	40%
Closing Services	339	24%	161	15%	(54)	-12%
Other	294	100%	272	100%	316	100%
Total	$20,790		$18,432		$15,689

Conversion Statistics

We release conversion rates on a one-quarter lagged basis because of the lag time that exists between the time an application is submitted and the time the associated loan actually funds. Our conversion rates are based on a static pool analysis calculated by dividing the number of qualified applications received in the quarter by the number of funded loans that resulted from those applications.

Conversion %	Q1 2004	Q2 2004	Q3 2004	Q4 2004

Mortgage
Pre-Approval	6%	7%	7%	7%
Purchase	20%	13%	14%	15%
Refinance	22%	19%	21%	21%
Total Mortgage	16%	13%	14%	15%
Home Equity	34%	35%	33%	32%
Auto	28%	27%	27%	23%

Conference Call and Webcast

        Chris Larsen, Founder and Chairman of E-LOAN, will host a conference call to discuss the company’s first quarter 2005 financial results today, May 10 at 7:30 a.m. (PST). Please dial (517) 308-9005 at 7:25 a.m. (PST) and reference pass code “E-LOAN.” A replay of the call will be available after 9:00 a.m. (PST) on May 10, 2005 until 11:59 p.m. (PST), May 17, 2005. The replay may be accessed by dialing (402) 344-6797. A live webcast and replay of the conference call will be available via the investor relations section of the company’s website at www.eloan.com.

This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN’s actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN’s periodic filings with the Securities and Exchange Commission.

About E-LOAN

E-LOAN® is an online consumer direct lender dedicated to providing borrowers with a Radically SimpleSM way to obtain mortgage, auto and home equity loans. Since its launch in 1997, E-LOAN has drawn upon its pro consumer values to improve the lending experience in revolutionary ways. By eliminating the traditional incentive structure to charge consumers higher rates, giving consumers free access to credit scores and getting rid of lender fees, E-LOAN is providing a uniquely open, fair and honest loan process. Protecting consumers’ financial privacy is also a paramount concern, prompting E-LOAN to implement industry leading privacy practices and advocate strong consumer financial privacy protection laws. Consumers have recognized E-LOAN’s trustworthiness and respect for customers. An independent study conducted by TRUSTe and The Ponemon Institute ranked E-LOAN as one of the top 20 most trusted companies for privacy in America. E-LOAN was the highest ranked online financial services company to make the top 20. In another independent study by The Customer Respect Group, E-LOAN received the overall highest rating in the Online Customer Respect Study of North America’s largest financial services firms.

From inception through March 2005, E-LOAN has originated and sold over $25.4 billion in consumer loans. E-LOAN is publicly traded on the Nasdaq National Market under the symbol EELN. To find out more about E-LOAN and its products and services, logon to www.eloan.com or call 1-888-E-LOAN-22.

(Statement of Operations and Balance Sheet to follow)
# # #

E-LOAN, Inc.
Consolidated Balance Sheet
(in thousands)

	March 31, 2004	December 31, 2003
ASSETS

Cash and cash equivalents ($2,350 restricted cash)	$65,210	$55,066
Loans held-for-sale	26,204	17,505
Accounts receivable, prepaids and other current assets	27,248	19,014
Fixed assets, net	15,582	15,860
Retained interests in auto loans - trading	0	13,954
Total assets	$134,244	$121,399
LIABILITIES AND STOCKHOLDERS' EQUITY
Warehouse and other lines payable	$25,163	$14,735
Accounts payable, accrued expenses and other liabilities	20,116	20,476
Total liabilities	45,279	35,211
Stockholders' equity:
Common stock	65	64
Additional paid-in-capital	269,449	268,894
Accumulated deficit	(180,549)	(182,770)
Total stockholders' equity	88,965	86,188
Total liabilities and stockholders' equity	$134,244	$121,399

E-LOAN, Inc.
Statement of Operations(in
thousands, except per share amounts)

	Three Months Ended
	March 31, 2005	March 31, 2004

Revenues	$38,385	$30,631
Operating Expenses
Operations	17,595	14,942
Sales & marketing	13,408	11,132
Technology	2,476	2,166
General & administration	2,666	3,516
Total operating expenses	36,145	31,756
Income from operations	2,240	(1,125)
Other income, net	14	15
Income before taxes	2,254	(1,110)
Income taxes	(33)	--
Net income/(loss)	$2,221	$(1,110)
Net income/(loss) per share:
Income per share
Basic	$0.03	$(0.02)
Diluted	$0.03	$(0.02)
Weighted average shares
Basic	65,092	62,325
Diluted	68,291	62,325